EXHIBIT 99.1

MoSys, Inc. Reports Second Quarter 2018 Financial Results

Generates GAAP Profit and Positive Cash Flow

SAN JOSE, Calif., July 25, 2018 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY), today reported financial results for the quarter ended June 30, 2018.

Second Quarter 2018 Financial Results
Total net revenue for the second quarter of 2018 was $4.6 million, compared with $4.2 million for the previous quarter and $1.4 million for the second quarter of 2017. Product revenue for the second quarter was $4.1 million, compared with $3.7 million in the first quarter of 2018 and $1.1 million in the year-ago period reflecting increased IC shipments to multiple design-win customers.

Gross margin for the second quarter of 2018 was 60%, compared with 62% for the first quarter of 2018 and 47% for the second quarter of 2017. The sequential decrease in gross margin was due primarily to shipments of LineSpeed products from development wafers, which carry lower gross margins.

Total operating expenses on a GAAP basis for the second quarter of 2018 were $2.2 million, compared with $2.0 million in the first quarter of 2018 and $4.4 million in the second quarter of 2017. Operating expenses decreased significantly year-over-year due primarily to the benefits of the Company’s restructuring and cost-reduction initiatives implemented in 2017.

GAAP net income for the second quarter of 2018 was $0.3 million, or $0.04 per diluted share, compared with net income of $0.3 million, or $0.04 per diluted share, for the previous quarter and a net loss of $4.0 million, or ($0.60) per share, for the second quarter of 2017. Non-GAAP net income for the second quarter of 2018 was $0.5 million, or $0.06 per diluted share, compared with $0.5 million, or $0.06 per diluted share, in the prior quarter and a net loss of $2.8 million, or ($0.42) per share, in the second quarter of 2017. Adjusted EBITDA for the second quarter of 2018 was a positive $0.9 million, compared with a positive $0.9 million for the previous quarter and a negative $2.4 million for the second quarter of 2017. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Management Commentary
“We continued to execute our business plan during the second quarter, maintaining profitability and generating positive cash flow,” commented Len Perham, president and CEO of MoSys. “Although our operating expenses increased sequentially, primarily due to non-recurring sales commissions and other costs, our ongoing expense controls resulted in a 50% reduction from the year-ago levels. Activity in our sales channel continues to increase as we pursue both new applications and new markets for the Bandwidth Engine and Programmable Search Engine product families. This new interest includes applications in government/military, smart network interface cards and blockchain. Our high-access rate memory technology augments slower access DDR or high-bandwidth memory DRAM to address access-rate bottlenecks faced by DRAM-only solutions.”

“While we are pleased with our financial performance during the second quarter, unfortunately, we were recently informed by a large customer that it will be phasing out our Bandwidth Engine IC products over the next 24 months.  The customer informed us that its decision was not attributable to any dissatisfaction with the Company’s products or performance. We expect to fulfill the customer’s remaining commitments and complete shipments of our Bandwidth Engine IC products to this customer in the first half of 2019. The loss of future business with this customer is expected to result in a material reduction in our revenue outlook beginning in the fourth quarter of 2018. Even when taking this into account, we still expect to grow revenue in excess of 75% in 2018 and achieve non-GAAP profitability for the full year.”

Mr. Perham concluded, “With the progress we have made expanding our sales pipeline over the past several quarters, we remain encouraged by our considerable backlog and forecast visibility into the first half of 2019. In addition, we have an established customer base and expect a number of these customers to introduce new designs that utilize our products and contribute to our revenue base next year. The entire MoSys team remains focused on executing to our business plan, while continuing to be both a reliable and high value-add supplier to our customers."

Business Outlook for Third Quarter of 2018
The Company expects total net revenue for the third quarter of 2018 to be in the range of $4.0 million to $4.3 million, with GAAP operating expenses in the range of $2.0 million to $2.3 million.

Financial Results Conference Call
At this time, the Company will not be hosting a conference call or webcast in conjunction with today’s release of its second quarter results.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, intangible asset amortization and restructuring and impairment charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. The press release also makes reference to and reconciles GAAP net income (loss) and adjusted EBITDA, which the Company defines as GAAP net income (loss) before interest expense, income tax provision, depreciation and amortization, as well as stock-based compensation, intangible asset amortization and restructuring and impairment charges. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated July 25, 2018 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from its IC products and the Company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  a lack of working capital to aggressively fund product development and growth;
  achieving additional IC design wins;
  the timing of customer orders and product shipments;
  customer concentration;
  lengthy sales cycle;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving additional design wins for our IC products through the acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations;
  a lack of working capital to repay the convertible notes due in August 2019; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ:MOSY) is a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net Revenue
Product	$4,051	$1,111	$7,755	$2,066
Royalty and other	547	273	1,051	530
Total net revenue	4,598	1,384	8,806	2,596

Cost of Net Revenue	1,833	732	3,434	1,334

Gross Profit	2,765	652	5,372	1,262

Operating Expenses
Research and development	990	2,313	2,041	5,798
Selling, general and administrative	1,250	1,101	2,239	2,415
Restructuring and impairment charges	-	1,002	-	1,002
Total operating expenses	2,240	4,416	4,280	9,215

Income (loss) from operations	525	(3,764)	1,092	(7,953)

Other expense, net	(210)	(230)	(429)	(446)
Net income (loss)	$315	$(3,994)	$663	$(8,399)

Net income (loss) per share
Basic	$0.04	$(0.60)	$0.08	$(1.26)
Diluted	$0.04	$(0.60)	$0.08	$(1.26)

Shares used in computing net income (loss) per share
Basic	8,171	6,677	8,151	6,662
Diluted	8,409	6,677	8,378	6,662

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$3,595	$3,868
Accounts receivable, net	1,474	1,681
Inventories	2,294	1,766
Prepaid expenses and other	428	1,347
Total current assets	7,791	8,662

Property and equipment, net	512	827
Goodwill	13,276	13,276
Other	318	374
Total assets	$21,897	$23,139

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$228	$170
Deferred revenue	1,576	3,938
Accrued expenses and other	1,987	2,507
Total current liabilities	3,791	6,615

Convertible notes payable	9,647	9,160
Other long-term liabilities	18	18
Total liabilities	13,456	15,793

Stockholders' equity	8,441	7,346

Total liabilities and stockholders’ equity	$21,897	$23,139

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP net income (loss)	$315	$(3,994)	$663	$(8,399)
Stock-based compensation expense
-Research and development	83	102	89	211
-Selling, general and administrative	76	69	164	145
Total stock-based compensation expense	159	171	253	356

Restructuring and impairment charges	-	1,002	-	1,002
Amortization of intangible assets	28	28	55	56

Non-GAAP net income (loss)	$502	$(2,793)	$971	$(6,985)

GAAP net income (loss) per share, basic	$0.04	$(0.60)	$0.08	$(1.26)
Reconciling items
-Stock-based compensation expense	0.02	0.03	0.03	0.06
-Restructuring and impairment charges	-	0.15	-	0.15
-Amortization of intangible assets	-	-	0.01	-

Non-GAAP net income (loss) per share, basic	$0.06	$(0.42)	$0.12	$(1.05)

GAAP net income (loss) per share, diluted	$0.04	$(0.60)	$0.08	$(1.26)
Reconciling items
-Stock-based compensation expense	0.02	0.03	0.03	0.06
-Restructuring and impairment charges	-	0.15	-	0.15
-Amortization of intangible assets	-	-	0.01	-

Non-GAAP net income (loss) per share, diluted	$0.06	$(0.42)	$0.12	$(1.05)

Shares used in computing non-GAAP net income (loss) per share
Basic	8,171	6,677	8,151	6,662
Diluted	8,409	6,677	8,378	6,662

MOSYS, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
(In thousands; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Reconciliation of GAAP net income (loss) and adjusted EBITDA
GAAP net income (loss)	$315	$(3,994)	$663	$(8,399)
Stock-based compensation expense
-Research and development	83	102	89	211
-Selling, general and administrative	76	69	164	145
Stock-based compensation expense	159	171	253	356
Restructuring and impairment charges	-	1,002	-	1,002
Amortization of intangible assets	28	28	55	56

Non-GAAP net income (loss)	502	(2,793)	971	(6,985)
EBITDA adjustments:
Depreciation	171	193	340	389
Interest expense	206	223	427	447
Provision for income taxes	1	7	2	12

Adjusted EBITDA	$880	$(2,370)	$1,740	$(6,137)

Contacts:

Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager
Shelton Group, Investor Relations
+1 (214) 272-0089
btwing@sheltongroup.com